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                                                                    EXHIBIT 12.1

                    HEWLETT-PACKARD COMPANY AND SUBSIDIARIES

       STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)

                          (IN MILLIONS, EXCEPT RATIOS)

                                    THREE MONTHS ENDED
                                        JANUARY 31,                  FISCAL YEAR ENDED OCTOBER 31,
                                    -------------------   ----------------------------------------------------
                                      2000       1999       1999       1998       1997       1996       1995
                                    --------   --------   --------   --------   --------   --------   --------
Earnings from continuing
  operations before taxes.........   $1,059     $1,199     $4,194     $3,694     $3,568     $2,915     $2,945

Minority interest in the income of
  subsidiaries with fixed
  charges.........................        7         --         14          4         22         22         19

Undistributed (earnings) or loss
  of equity investees.............       (2)        (3)         6          7         (7)       (63)       (45)

Fixed charges from continuing
  operations:
  Interest expense and
    amortization of debt discount
    and premium on all
    indebtedness..................       56         47        202        235        215        327        206
  Interest included in rent.......       34         36        130        120        107         96         85
                                     ------     ------     ------     ------     ------     ------     ------
    Total fixed charges from
      continuing operations.......       90         83        332        355        322        423        291

Earnings before income taxes,
  minority interest, undistributed
  earnings or loss of equity
  investees and fixed charges.....   $1,154     $1,279     $4,546     $4,060     $3,905     $3,297     $3,210
                                     ======     ======     ======     ======     ======     ======     ======

Ratio of earnings to fixed
  charges.........................    12.8x      15.4x      13.7x      11.4x      12.1x       7.8x      11.0x
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(1) The ratio of earnings to fixed charges was computed by dividing earnings
    (earnings from continuing operations before taxes, adjusted for fixed charges from continuing operations, minority interest in the income of subsidiaries with fixed charges and undistributed earnings or loss of equity investees) by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense and amortization of debt discount or premium on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.